NEWS RELEASE
November 9, 2000
FOR IMMEDIATE RELEASE

                   RADIO ONE, INC. TO ACQUIRE RADIO STATION
    IN DALLAS, TEXAS AND DIVEST NON-CORE STATIONS IN RICHMOND, VIRGINIA AND
                          GREENVILLE, SOUTH CAROLINA

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
--------------
it has entered into an Asset Purchase Agreement to acquire a radio station in Dallas, Texas as well as the "Jammin' Oldies" format in that market. This radio station, formerly known as "KDGE-FM", which is licensed to Gainesville, Texas, broadcasts on 94.5 MHz. The station will be acquired from Sunburst Dallas, L.P. for approximately $52.5 million. Additionally, the Company will divest one radio station in Richmond, Virginia and two radio stations in Greenville, South Carolina to Cox Radio, Inc. for $52.5 million and one radio station in Richmond, Virginia to Honolulu Broadcasting, Inc. for $1.0 million. These transactions are expected to close during the first quarter of 2001.

The Dallas station was formerly programmed with an Alternative Rock format. Simultaneous with entering into the Agreement with Sunburst, Radio One has also entered into an LMA with Sunburst. Additionally, Radio One has entered into Asset Purchase and Licensing Agreements with Clear Channel Communications to acquire and/or license the intellectual property and the call sign "KTXQ-FM", serving the Dallas market and programmed in the "Jammin' Oldies" format. As part of this Agreement, Radio One has acquired the exclusive right to program the "Jammin' Oldies" format in the Dallas, Texas market and use the call sign "KTXQ-FM", effective today at 6:00 a.m. "Jammin' Oldies" is an Urban-oriented format which targets 25-54 year-old listeners.

In Richmond, Radio One will divest WDYL-FM (an Alternative Rock station) and WARV-FM (a Country station). In Greenville, Radio One will divest WJMZ-FM (an Urban station) and WPEK-FM (a Talk station).

Commenting on this transaction, Radio One CEO and President Alfred C. Liggins, III said, "This acquisition, in conjunction with the divestiture of non-core assets in Greenville, South Carolina and Richmond, Virginia makes great sense for our shareholders on several levels. First, through this acquisition we will have built a powerful cluster of Urban stations in one of the largest and fastest growing radio markets in the country. Second, we are divesting non-Urban radio stations in Richmond where we will continue to own and/or operate all of the Urban radio stations and our stations in Greenville, which is one of the smallest markets in which we operate and which is not a core component of our national platform strategy.

                                    - MORE -

-  RADIO ONE, INC. TO ACQUIRE RADIO STATION IN DALLAS,
   TEXAS AND DIVEST NON-CORE STATIONS IN RICHMOND,
   VIRGINIA AND GREENVILLE, SOUTH CAROLINA


Third, these transactions allow us to enhance our long-term growth outlook and reinforce our major market Urban strategy without negatively affecting the Company's capital structure or our historical cash flow. This series of transactions reflects our strong commitment to our core competencies as well as financial and operational prudence."

Radio One does not anticipate a significant impact on after-tax cash flow for 2001 as a result of these transactions.

Radio One is the nation's largest radio broadcasting company primarily targeting African-American and Urban listeners. Pro forma for all announced acquisitions and divestitures, the Company owns and/or operates 48 radio stations, 47 of which are located in 14 of the 20 and 18 of the 50 largest African-American markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.